Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

January 25, 2024

ESGEN Acquisition Corporation

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special legal counsel to ESGEN Acquisition Corporation, a Cayman Islands exempted company (“ESGEN”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 18, 2023 (File No. 333-274551), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated April 19, 2023 (as amended, supplemented or otherwise modified through the date hereof, the “Initial Business Combination Agreement”), by and among ESGEN, Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), ESGEN OpCo, LLC, a Delaware limited liability company and wholly owned subsidiary of ESGEN (“OpCo”), the Sunergy equityholders set forth on the signature pages thereto (collectively, the “Sellers”), ESGEN LLC, a Delaware limited liability company (the “Sponsor”), for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the representative of the Sellers as amended by the First Amendment thereto, dated as of January 24, 2024 (the “First Amendment” and together with the Initial Business Combination Agreement, the “Amended Business Combination Agreement”), by and between ESGEN and Sunergy. In connection with and immediately prior to the transactions contemplated by the Amended Business Combination Agreement (the “Business Combination”), ESGEN will change its jurisdiction of incorporation through the transfer by way of continuation and deregistration of the Company from the Cayman Islands and the continuation and domestication of the Company as a corporation incorporated in the State of Delaware (the “Domestication”).

In connection with the Domestication, ESGEN will change its jurisdiction of incorporation by effecting a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of ESGEN with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of ESGEN. We refer herein to ESGEN following effectiveness of the Domestication as “New PubCo”.

Prior to the Domestication and after giving effect to the exercise of redemption rights by any ESGEN shareholders and to any required forfeitures of Class B ordinary shares, par value $0.0001 per share, of ESGEN (“Class B ordinary shares”) pursuant to the Amended Business Combination Agreement, each outstanding Class B ordinary share will convert into one Class A ordinary share, par value $0.0001 per share, of ESGEN (“Class A ordinary shares”). On the effective date of the Domestication, (i) each issued and outstanding Class A ordinary share, after giving effect to any required forfeitures pursuant to the Amended Business Combination Agreement, will be converted, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.0001 per share, of New PubCo (the “New PubCo Class A Common Stock”); (ii) each issued and outstanding warrant of ESGEN to purchase Class A ordinary shares of ESGEN (the “ESGEN Warrants”) underlying the Units (as defined below) issued in ESGEN’s initial public offering will automatically represent the right to purchase one share of New PubCo Class A Common Stock at an exercise price of $11.50 per share of New PubCo Class A Common Stock (the “New PubCo Warrants”) on the terms and conditions set forth in the Warrant Agreement, dated as of October 22, 2021, as the same may be amended from

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong London Los Angeles Miami Munich New York Paris Salt Lake City Shanghai Washington, D.C.

ESGEN Acquisition Corporation

January 25, 2024

time to time, between ESGEN and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (iii) each ESGEN Warrant issued in a private placement simultaneously with the closing of ESGEN’s initial public offering will be canceled; (iv) each issued and outstanding unit of ESGEN (the “Units”) that has not been previously separated into the underlying Class A ordinary share and one-half of one ESGEN Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New PubCo Class A Common Stock and one-half of one New PubCo Warrant; and (v) the governing documents of ESGEN will be amended and restated and become the certificate of incorporation and the bylaws of New PubCo as described in the Registration Statement.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 22,108,555 of New PubCo Common Stock, representing (a) 8,308,555 shares (after giving effect to any separation of Units and any conversions of Class B ordinary shares into Class A ordinary shares) of New PubCo Class A Common Stock issuable upon the conversion of Class A ordinary shares and (b) 13,800,000 shares of New PubCo Class A Common Stock to be issued upon the exercise of the New PubCo Warrants (the “New PubCo Warrant Shares”) and (ii) 13,800,000 New PubCo Warrants representing 13,800,000 ESGEN Warrants underlying the Units issued in ESGEN’s initial public offering.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Initial Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	a copy of the First Amendment, filed as Exhibit 2.2 to the Registration Statement;

(c)	the Registration Statement;

(d)

the form of proposed certificate of incorporation of New PubCo, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.3 to the Registration Statement;

(e)	the form of proposed Bylaws of New PubCo, to be adopted by New PubCo in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.4 to the Registration Statement;

(f)	the form of proposed certificate of corporate domestication of ESGEN, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Domestication”);

(g)	a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by ESGEN on October 25, 2021;

(h)	a copy of the specimen class A ordinary share certificate, filed as Exhibit 4.2 to the Form S-1 filed by ESGEN on September 28, 2021;

(i)	a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Form S-1 filed by ESGEN on September 28, 2021;

(j)	a copy of the specimen unit certificate, filed as Exhibit 4.1 to the Form S-1 filed by ESGEN on September 28, 2021; and

(k)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

ESGEN Acquisition Corporation

January 25, 2024

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than ESGEN. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of ESGEN and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares (including the Class B ordinary shares that previously converted thereto) will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New PubCo Class A Common Stock.

2.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding ESGEN Warrants will automatically convert by operation of law, on a one-for-one basis, into New PubCo Warrants, and such New PubCo Warrants will be a valid and binding obligation of New PubCo, enforceable against New PubCo in accordance with their terms under the laws of the State of New York.

3.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the cancellation of each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and one-half of one ESGEN Warrant upon the request of the holder thereof, each underlying Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New PubCo Class A Common Stock and each underlying one-half of one ESGEN Warrant will be a valid and binding obligation of New PubCo, enforceable against New PubCo in accordance with its terms under the laws of the State of New York.

4.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New PubCo Warrants and the payment of the exercise price for the New PubCo Warrant Shares pursuant to the Warrant Agreement, the New PubCo Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a

ESGEN Acquisition Corporation

January 25, 2024

foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the securities described herein.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

Kirkland & Ellis LLP